EXHIBIT 99.1

Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE			FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR			Wednesday, October 26, 2011



CHICAGO, ILLINOIS - October 26, 2011 - Melvin J. Gordon, Chairman, Tootsie Roll Industries, Inc. reported third quarter and nine months 2011 net sales and net earnings.

Third quarter 2011 net sales were $186,784,000 compared to $191,045,000 in third quarter 2010. Third quarter 2011 net earnings were $18,338,000 compared to $26,484,000 in third quarter 2010, and net earnings per share were $.32 and $.45 in third quarter 2011 and 2010, respectively, a decrease of $.13 per share or 29%.

Nine months 2011 net sales were $399,991,000 compared to $399,315,000 in nine months 2010, an increase of $676,000. Nine months 2011 net earnings were $32,503,000 compared to $44,135,000 in nine months 2010, and net earnings per share were $.56 and $.75 in nine months 2011 and 2010, respectively, a decrease of $.19 per share or 25%.

Mr. Gordon said, "Third quarter and nine months 2011 net sales were adversely affected by the timing of certain customer sales in third and fourth quarter 2011. Third quarter and nine months net earnings were adversely affected by significantly higher ingredient costs as well as increased costs of packaging materials, manufacturing plant operations, distribution and freight, and less favorable foreign exchange. The Company's third quarter and nine months 2011 net earnings per share benefited from Company common stock purchases in the open market resulting in fewer shares outstanding."
























                   TOOTSIE ROLL INDUSTRIES, INC.
           CONSOLIDATED SUMMARY OF NET SALES & NET EARNINGS
                       FOR THE PERIODS ENDED
                 OCTOBER 1, 2011 & OCTOBER 2, 2010

                                                  THIRD QUARTER
                                            2011              2010

Net Product Sales                      $ 186,784,000     $ 191,045,000

Net Earnings                           $  18,338,000     $  26,484,000

Net Earnings Per Share   *                 $ .32             $ .45

Average Shares Outstanding *              57,822,000        58,596,000


                                                   NINE MONTHS
                                            2011              2010

Net Product Sales                      $ 399,991,000     $ 399,315,000

Net Earnings                           $  32,503,000     $  44,135,000

Net Earnings Per Share   *                 $ .56             $ .75

Average Shares Outstanding *              57,978,000        58,795,000


  *Based on average shares outstanding adjusted for 3% stock dividends distributed April 7, 2011 and April 8, 2010.